CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Adept Technology, Inc. for the year ended June 30, 2013 of our report dated September 20, 2013 included in its Registration Statements on Form S-2 (No. 333-112360), Form S-3 (No. 333-181322, No. 333-187626) and Form S-8 (No. 333-39065, 333-92525, 333-112213, 333-130235, 333-50296, 333-71374, 333-122148, 333-122155, 333-138863, 333-03656, 333-147423, 333-155360, 333-162973, and 333-177952) relating to the consolidated financial statements and financial statement schedule for each of the two years in the period ended June 30, 2013.

/s/ Armanino LLP
Armanino LLP
San Jose, California

September 20, 2013